Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZOOSK, INC.

The undersigned, Alexander Mehr, hereby certifies that:

1.	He is the duly elected and acting President of Zoosk, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 3, 2007 under the name of “Pollection Inc.”

3.	The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is Zoosk, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)        Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 92,300,313 shares, each with a par value of $0.0001 per share. 60,000,000 shares shall be Common Stock and 32,300,313 shares shall be Preferred Stock.

(B)        Rights, Preferences and Restrictions of Preferred Stock.    The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) are as set forth below in this Article IV(B). 3,091,191 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 10,233,632 shares of Preferred Stock shall be designated “Series B Preferred Stock,” 4,820,827 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 9,124,626 shares of Preferred Stock shall be designated “Series D Preferred Stock,” and 5,030,037 shares of Preferred Stock shall be designated “Series E Preferred Stock.”

1.        Dividend Provisions.    The holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.010352 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, (b) $0.032872 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, (c) $0.099568 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, (d) $0.269600 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, and (e) $0.335584 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series E Preferred Stock, payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. Any partial payment of dividends will be made among the holders of Series A, Series B, Series C, Series D, and Series E Preferred Stock in proportion to the full dividend amounts each such holder would otherwise be entitled to receive pursuant to this Section 1. After payment of such dividends, any additional dividends (other than dividends on Common Stock payable solely in Common Stock) shall be distributed among the holders of Series A, Series B, Series C, Series D, and Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2.        Liquidation.

  (a)        Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.1294 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, (ii) $0.4109 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, (iii) $1.2446 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, (iv) $3.3700 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D Preferred Stock then held by them, and (v) $4.1948 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series E Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)        Remaining Assets.    Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

  (c)        Certain Acquisitions.

    (i)        Deemed Liquidation.  For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if (A) the Corporation shall sell, convey, transfer or otherwise dispose of all or substantially all of its property or business; (B) the Corporation shall merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation); (C) the Corporation shall enter into any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s capital stock is transferred; (D) an actual liquidation, dissolution or winding up of this Corporation; or (E) an exclusive license of all or substantially all of this Corporation’s intellectual property (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (ii) an equity financing for primarily capital raising purposes in which the Corporation is the surviving corporation. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection 2(c)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation. The treatment of any particular transaction or series of related transactions as a Liquidation Transaction may be waived (A) with respect to the Series A, Series B and Series C Preferred Stock by the vote or written consent of the holders of a majority of the outstanding Series A, Series B and Series C Preferred Stock

(voting together as a single class and on an as-converted basis), (B) with respect to the Series D Preferred Stock by the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class, and (C) with respect to the Series E Preferred Stock by the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class.

(ii)        Valuation of Consideration.  In the event of a Liquidation Transaction as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)      Securities not subject to investment letter or other similar restrictions on free marketability:

(1)      If traded on a securities exchange, the value shall be the average of the closing prices of the securities on such exchange over the 10 trading-day period ending three (3) business days prior to the closing;

(2)      If actively traded over-the-counter, the value shall be the average of each day’s average of the closing bid and ask prices over the 10 trading day period ending three (3) business days prior to the closing; and

(3)      If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)      The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)        Notice of Liquidation Transaction.    The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required. (A) with respect to the Series A, Series B and Series C Preferred Stock, upon the written consent of the holders of a majority of the voting power of the outstanding Series A, Series B and Series C Preferred Stock that are entitled to such notice rights (voting together as a single class and on an as-converted basis), (B) with respect to the Series D Preferred Stock, upon the written consent of the holders of a majority of the voting power of the then outstanding shares of Series D Preferred Stock that are entitled to such notice rights, (voting together as a separate class), and (C) with respect to the Series E Preferred Stock, upon the written consent of the holders of a majority of the voting power of the then outstanding shares of Series E Preferred Stock that are entitled to such notice rights, (voting together as a separate class).

(iv)      Effect of Noncompliance.  In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3.        Redemption.  The Preferred Stock is not redeemable at the option of the holder.

4.        Conversion.   The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)        Right to Convert.    Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.1294 in the case of the Series A Preferred Stock, (ii) $0.4109 in the case of the Series B Preferred Stock, (iii) $1.2446 in the case of the Series C Preferred Stock, (iv) $3.3700 in the case of the Series D Preferred Stock, and (v) $4.1948 in the case of the Series E Preferred Stock, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.1294 for shares of Series A Preferred Stock, $0.4109 for shares of Series B Preferred Stock, $1.2446 for shares of Series C Preferred Stock, $3.3700 for shares of Series D Preferred Stock, and $4.1948 for shares of Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b)        Automatic Conversion.

(i)      Except as provided below in Section 4(c), each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $8.3896 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) (a “Qualified Public Offering”).

(ii)      Each share of Series A, Series B and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of at least sixty-seven percent of the then outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class and on an as-converted basis.

(iii)     Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class.

(iv)      Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class.

(c)        Mechanics of Conversion.    Before any holder of Preferred Stock shall be entitled to voluntarily convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) or 4(b)(iii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)        Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)      Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series A, Series B, Series C, Series D, and Series E Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock (which would not otherwise result in an adjustment pursuant to this Section 4), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)      Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B)      Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

(1)      Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2)      Shares of Common Stock (or options therefor) issued or issuable to employees, consultants or directors of the Corporation or any subsidiary directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, provided that such number of shares shall not exceed 11,397,922 in the aggregate unless a greater number is approved by the Board of Directors, including the Series D Director (as defined below);

(3)      Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors, including the Series D Director;

(4)      Shares of Common Stock or Preferred Stock issuable upon conversion or exercise of convertible or exercisable securities outstanding as of the date of this Amended and Restated Certificate of Incorporation including, without limitation, warrants or notes;

(5)      Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors, including the Series D Director;

(6)      Shares of Common Stock issued or issuable in a Qualified Public Offering;

(7)      Capital stock issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including the Series D Director;

(8)      With respect to the adjustment of the Conversion Price of the Series A, Series B and Series C Preferred Stock, shares of Common Stock issued or issuable with the affirmative vote of a majority of the then-outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class and on an as-converted basis;

(9)      With respect to the adjustment of the Conversion Price of the Series D Preferred Stock, shares of Common Stock issued or issuable with the affirmative vote of a majority of the then-outstanding shares of Series D Preferred Stock, voting as a separate class; and

(10)    With respect to the adjustment of the Conversion Price of the Series E Preferred Stock, shares of Common Stock issued or issuable with the affirmative vote of a majority of the then-outstanding shares of Series E Preferred Stock, voting as a separate class.

(C)       No Fractional Adjustments. No adjustment of the Conversion Price for the Series A, Series B, Series C, Series D, and Series E Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward or, if earlier, the date of any conversion of such Preferred Stock.

(D)       Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)       Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)        The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

(2)        In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A, Series B, Series C, Series D, and Series E Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)        Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)        The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F)       No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)      Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A, Series B, Series C, Series D, and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B, Series C, Series D, and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)        Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends and distributions described in Section 2) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B, Series C, Series D, and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)        Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of that number of shares of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)          No Fractional Shares and Certificate as to Adjustments.

(i)      No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)      Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series D, and Series E Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h)          Notices of Record Date. In the event that this Corporation shall propose at any time (i) to declare any dividend or other distribution or take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or (ii) to effect any reclassification or recapitalization, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)        Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.       Voting Rights.

(a)       Except as otherwise expressly provided herein or by law, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)       The number of directors that shall constitute the whole Board of Directors shall be seven (7). For so long as an aggregate of at least 1,000,000 shares of Series A Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series A Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of any such director. For so long as an aggregate of at least 1,000,000 shares of Series B Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of any such director. For so long as an aggregate of at least 1,000,000 shares of Series D Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like), the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series D Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of any such director. The holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect any remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(c)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.        Protective Provisions.

(a)        So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis:

(i)        effect a Liquidation Transaction;

(ii)      alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock so as to adversely affect such shares;

(iii)     increase or decrease (other than by conversion) the total number of authorized shares of the Preferred Stock;

(iv)     authorize or issue (by reclassification, merger or otherwise), any other equity security, including any security (other than Series A, Series B, Series C, Series D, or Series E Preferred Stock and securities convertible into or exercisable for Series A, Series B, Series C, Series D, or Series E Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D, or Series E Preferred Stock with respect to dividends, liquidation or redemption;

(v)      redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(vi)     pay or declare any dividend on any shares of Common Stock or Preferred Stock;

(vii)    mortgage, pledge or create a security interest in all or substantially all of the assets of the Corporation, unless otherwise unanimously approved by the Board of Directors;

(viii)   permit any subsidiary to mortgage, pledge or create a security interest in all or substantially all of the assets of such subsidiary, unless otherwise unanimously approved by the Board of Directors;

(ix)     permit any subsidiary to hold equity securities in any entity that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, unless otherwise unanimously approved by the Board of Directors;

(x)      hold equity securities in any entity that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, unless otherwise unanimously approved by the Board of Directors;

(xi)    make any loan or advances to employees of the Corporation except in the ordinary course of business in connection with travel or salary advances, unless otherwise unanimously approved by the Board of Directors; provided, however, that this restriction shall not apply to loans to employees of the Corporation in connection with the purchase of shares of capital stock of the Corporation;

(xii)    guarantee indebtedness of any third party, unless otherwise unanimously approved by the Board of Directors;

(xiii)   increase the number of shares authorized under any equity incentive or stock plan of the Corporation;

(xiv)    amend, waive or alter any provision of the Amended and Restated Certificate of Incorporation or Bylaws, as amended, to as to adversely change the rights, preferences or privileges of the shares of Series A, Series B, Series C, Series D, or Series E Preferred Stock; or

(xv)    increase the size of the Board of Directors.

(b)      So long as at least 1,000,000 shares of Series D Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate series and on an as-converted basis;

(i)      alter or change the rights, preferences or privileges of the shares of the Series D Preferred Stock so as to adversely affect such shares;

(ii)    alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock other than shares of the Series D Preferred Stock so as to adversely affect the shares of the Series D Preferred Stock; or

(iii)    increase the total number of authorized shares of the Series D Preferred Stock.

(c)      So long as at least 1,000,000 shares of Series E Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate series and on an as-converted basis;

(i)      alter or change the rights, preferences or privileges of the shares of the Series E Preferred Stock so as to adversely affect such shares;

(ii)    alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock other than shares of the Series E Preferred Stock so as to adversely affect the shares of the Series E Preferred Stock; or

(iii)    increase the total number of authorized shares of the Series E Preferred Stock.

7.      Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)    Common Stock.

8.      Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

9.      Liquidation Rights.    Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

10.      Redemption.    The Common Stock is not redeemable at the option of the holder.

11.      Voting Rights.  Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or necessary for conversion of Preferred Stock) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)      To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B)      The Corporation shall indemnify to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(C)      Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Francisco, California, FEBRUARY 20, 2013.

/s/ Alexander Mehr
Alexander Mehr, President

SIGNATURE PAGE TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZOOSK, INC.

Zoosk, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law;

1.	Article IV(A) of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“(A)   Classes of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 94,300,313 shares, each with a par value of $0.0001 per share. 62,000,000 shares shall be Common Stock and 32,300,313 shares shall be Preferred Stock.”

2.	The first sentence of Article IV(B)(5)(b) is hereby amended to read as follows:

“The number of directors that shall constitute the whole Board of Directors shall be nine (9).”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate to be signed by its duly authorized officer this 18th day of February, 2014.

ZOOSK, INC.

By:	/s/ Alexander Mehr
Alexander Mehr, President